Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-99740), Form S-8 (No. 333-40365) and Form S-8 (No. 333-39162) of M&F Worldwide Corp. of our report dated November 22, 2005, relating to the financial statements of Novar USA Inc., which appears in the Current Report on Form 8-K/A of M&F Worldwide Corp. dated February 21, 2006.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 21, 2006